Northern Oil and Gas, Inc. Announces 2013 Third Quarter Results

WAYZATA, MINNESOTA — November 7, 2013 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) today announced 2013 third quarter results of operations.

2013 THIRD QUARTER HIGHLIGHTS

•	Third quarter 2013 production of 1,200,520 barrels of oil equivalent (“Boe”), or 13,049 average Boe per day, a 20% sequential increase over the second quarter of 2013
•	Oil and gas sales increased to $107.2 million, a 35% sequential increase over the second quarter of 2013
•	Northern added 147 gross (12.1 net) wells to production during the third quarter of 2013
•	Northern repurchased 2,036,383 shares of its common stock during the third quarter of 2013 at an average price of $12.82 per share

Northern’s Adjusted Net Income for the third quarter of 2013 was $20.0 million, or $0.32 per diluted share.  Adjusted Net Income excludes the impact of unrealized mark-to-market gains and losses on derivative instruments.  GAAP net income for the third quarter of 2013 was $1.7 million, or $0.03 per diluted share.  Adjusted EBITDA for the third quarter of 2013 was $74.6 million, a sequential increase of 28% when compared to the second quarter of 2013.

On August 16, 2013, Northern began repurchasing shares under its existing share buyback authorization.  During the third quarter, the company repurchased 2,036,383 million shares for approximately $26.1 million, or an average price of $12.82 per share.

ACREAGE UPDATE

As of September 30, 2013, Northern controlled approximately 187,000 net acres targeting the Williston Basin Bakken and Three Forks formations.  During the third quarter of 2013, Northern acquired leasehold interests covering an aggregate of 7,357 net mineral acres at an average cost of $1,462 per net acre.  In the first nine months of 2013, Northern has incurred approximately $22.6 million on acreage acquisitions, and will continue to actively pursue opportunities to add to its core acreage position.

As of September 30, 2013, approximately 61% of Northern’s total acreage position, and approximately 71% of Northern’s North Dakota acreage position, was developed, held by production or held by operations.

DRILLING AND COMPLETIONS UPDATE

During the third quarter of 2013, Northern added 147 gross (12.1 net) wells to production, bringing year to date well additions to 358 gross (27.3 net).  As a result, Northern’s producing wells totaled 1,585 gross (133.5 net) as of September 30, 2013.  In addition to these wells, Northern was participating in 260 gross (18.8 net) wells drilling or awaiting completion at September 30, 2013.  The weighted average AFE estimate for the wells in process as of September 30, 2013 is $9.0 million.

During October 2013, Northern added an additional 65 gross (4.6 net) wells to production.  In addition to its producing wells, Northern was participating in 255 gross (17.4 net) wells drilling or awaiting completion as of October 31, 2013.

CAPITAL EXPENDITURES AND LIQUIDITY UPDATE

During the third quarter of 2013, Northern incurred $97.8 million of capital expenditures on drilling and completion and capitalized workover costs.  Capital expenditures in the third quarter include amounts attributable to wells on the current drilling or awaiting completion list.  In addition, during the third quarter Northern incurred $11.1 million on acreage, and $8.6 million on other capitalized expenditures.

At September 30, 2013, Northern had drawn $45 million on its $450 million of committed liquidity under the company’s $750 million revolving credit facility.  Including approximately $11.9 million in cash, the company had liquidity of approximately $416.9 million at quarter end.
UPDATED 2013 OUTLOOK

As a result of year to date net well additions during the first three quarters of 2013 (27.3 net) and the 4.6 net wells added in October, Northern now estimates that it will add approximately 37 to 39 net wells to production during 2013.  Full year production will depend on the number and timing of net well additions during the fourth quarter, but at this time Northern estimates 2013 production will be in a range of 4.4 to 4.5 million barrels of oil equivalent.

MANAGEMENT COMMENT

“We are pleased to see our growth trajectory resume in the third quarter, driven by an increase in completions, pad drilling efficiencies and improving well productivity,” commented Northern’s Chairman and Chief Executive Officer Michael Reger.  “October activity was also very encouraging and we are in a great position to continue to execute our business plan into 2014 and beyond.  We will continue to seek high quality acreage opportunities, develop our extensive drilling inventory and explore additional ways to maximize shareholder value.”

THIRD QUARTER 2013 OPERATING AND FINANCIAL RESULTS

The following table sets forth selected operating and financial data for the periods indicated.

	Three Months Ended September 30,
	2013	2012	% Change
Net Production:
Oil (Bbl)	1,093,464	954,831	15
Natural Gas and NGLs (Mcf)	642,338	498,846	29
Total (Boe)	1,200,520	1,037,972	16

Average Sales Prices:
Oil (per Bbl)	$95.08	$82.89	15
Effect of (Loss) Gain on Settled Derivatives on Average Price (per Bbl)	(7.40)	1.78	(516)
Oil Net of Settled Derivatives (per Bbl)	87.68	84.67	4
Natural Gas and NGLs (per Mcf)	5.08	3.10	64
Realized Price on a Boe Basis Including all Realized Derivative Settlements	82.58	79.38	4

Operating Expenses (per Boe):
Production Expenses	$9.56	$8.42	14
Production Taxes	8.27	7.80	6
General and Administrative Expense (Including $1.03 per Boe and $6.74 per Boe of Non-Cash Share Based Compensation in 2013 and 2012, respectively)	3.47	9.12	(62)
Depletion of Oil and Gas Properties	26.66	26.93	(1)

Net Producing Wells at Period End	133.5	98.5	36

Oil and Natural Gas Sales

In the third quarter of 2013, oil, natural gas and NGL sales, excluding the effect of settled derivatives, increased 33% as compared to the third quarter of 2012, driven by a 16% increase in production and a 15% increase in realized prices, excluding the effect of settled derivatives.  The higher average realized price in the third quarter of 2013 as compared to the same period in 2012 was driven by higher average NYMEX oil prices and a lower oil price differential.  Oil price differential during the third quarter of 2013 was $9.04 per barrel, as compared to $10.18 per barrel in the third quarter of 2012.

Derivative Instruments

For the third quarter of 2013, Northern incurred a loss on settled derivatives of $8.1 million, compared to a $1.7 million gain for the third quarter of 2012.  Northern’s average realized price (including all derivative settlements) received during the third quarter of 2013 was $82.58 per Boe compared to $79.38 per Boe in the third quarter of 2012.

Northern had a mark-to-market derivative loss of $29.4 million in the third quarter of 2013 compared to a $22.3 million loss in the third quarter of 2012.  At September 30, 2013, all of Northern’s derivative contracts were recorded at their fair value, which was a net liability of $23.9 million, a decrease of $30.2 million from the $6.3 million net asset recorded as of September 30, 2012.

Production Expenses

Production expenses were $11.5 million in the third quarter of 2013 compared to $8.7 million in the third quarter of 2012.  Northern experiences increases in operating expenses as it adds new wells and maintains production from existing properties.  On a per unit basis, production expenses increased from $8.42 per Boe in the third quarter of 2012 to $9.56 per Boe in the third quarter of 2013.  This 14% increase was driven by higher water hauling and disposal costs and workover expenses.  Over the past twelve months, we have had significant net well additions in areas that have high levels of water production and a less developed water hauling and disposal infrastructure, resulting in increased water hauling and disposal costs.

Production Taxes

Average production tax rates on oil and gas sales were 9.3% in the third quarter of 2013 and 10.0% in the third quarter of 2012. Production tax expense was $9.9 million in the third quarter of 2013 compared to $8.1 million in the third quarter of 2012.

General and Administrative Expense

General and administrative expense was $4.2 million for the third quarter of 2013 compared to $9.5 million for the third quarter of 2012.  On a per unit basis, third quarter 2013 general and administrative expenses were $3.47 per Boe, a 62% reduction when compared with the $9.12 per Boe for the third quarter of 2012.  General and administrative expense in the third quarter of 2012 included a $4.9 million severance charge (or approximately $4.72 per Boe) in connection with the departure of Northern’s former president.  Excluding this severance charge, general and administrative expense decreased by 9% compared to the third quarter of 2012, driven by lower share based compensation.

Depletion, Depreciation and Amortization

Depletion, depreciation and amortization (“DD&A”) was $32.1 million in the third quarter of 2013 compared to $28.1 million in the third quarter of 2012.  Depletion expense, the largest component of DD&A, was $26.66 per Boe in the third quarter of 2013 compared to $26.93 per Boe in the third quarter of 2012.

Interest Expense

Interest expense, net of capitalized interest, was $9.2 million for the third quarter of 2013 compared to $5.2 million in the third quarter of 2012.  The increase in interest expense was due to the issuance of $200 million in 8% senior unsecured notes during the second quarter of 2013.

Net Income

Net income was $1.7 million, or approximately $0.03 per diluted share, for the third quarter of 2013, compared to $0.3 million, or approximately $0.00 per diluted share, for the third quarter of 2012.  Net income in both periods was negatively impacted by unrealized mark-to-market derivatives losses, net of tax, totaling $18.3 million in the third quarter of 2013 and $13.4 million in the third quarter of 2012.

Non-GAAP Financial Measures

Adjusted Net Income for the third quarter of 2013 was $20.0 million, or approximately $0.32 per diluted share, compared to $16.7 million, or approximately $0.27 per diluted share, for the third quarter of 2012.  Northern defines Adjusted Net Income as net income (loss) excluding (i) unrealized gain (loss) on derivative instruments, net of tax and (ii) severance expenses in connection with the departure of our former president, net of tax.

Adjusted EBITDA for the third quarter of 2013 was $74.6 million, compared to $63.1 million for the third quarter of 2012.  Northern defines Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization and accretion, (iv) unrealized gain (loss) on derivative instruments and (v) non-cash share based compensation expense.

Adjusted Net Income and Adjusted EBITDA are non-GAAP measures.  A reconciliation of these measures to the most directly comparable GAAP measure is included in the accompanying financial tables found later in this release.  Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance.  Specifically, management believes the non-GAAP results included herein provide useful information to both management and investors by excluding certain expenses and unrealized derivatives gains and losses that management believes are not indicative of Northern’s core operating results.  In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring Northern’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes.

HEDGING UPDATE

Northern hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes Northern’s oil derivative contracts as of September 30, 2013, by fiscal quarter:

	COSTLESS COLLARS		SWAPS
Contract Period	Volume (Bbls)	Weighted Average Floor/Ceiling Price (per Bbl)	Volume (Bbls)	Weighted Average Price (per Bbl)
2013:
Q4	532,864	$90.45 - $104.29	495,000	$91.13
2014:
Q1	60,000	$90.00 - $99.05	900,000	$91.17
Q2	60,000	$90.00 - $99.05	930,000	$91.15
Q3	60,000	$90.00 - $99.05	945,000	$89.81
Q4	60,000	$90.00 - $99.05	975,000	$89.77
2015:
Q1	–	–	900,000	$89.04
Q2	–	–	900,000	$89.04
Q3	–	–	450,000	$89.00
Q4	–	–	450,000	$89.00

THIRD QUARTER 2013 EARNINGS RELEASE CONFERENCE CALL

In conjunction with Northern’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, November 8, 2013 at 9:00 a.m. Central Standard Time.  Details for the conference call are as follows:

Dial-In Number:  (888) 245-0953 (US/Canada) and (913) 312-1469 (International)
Conference ID:  6686596 - Northern Oil and Gas, Inc. Third Quarter 2013 Earnings Call
Replay Dial-In Number: (888) 203-1112 (US/Canada) and (719) 457-0820 (International)
Replay Access Code:  6686596 - Replay will be available through November 22, 2013

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control.

CONTACT:

Brandon Elliott
EVP, Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

Erik Nerhus
VP, Business Development
952-476-9800
enerhus@northernoil.com

NORTHERN OIL AND GAS, INC.
STATEMENTS OF COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
REVENUES
Oil and Gas Sales	$107,232,064	$80,690,301	$270,026,894	$216,268,712
(Loss) Gain on Settled Derivatives	(8,096,075)	1,701,296	(8,966,175)	(4,729,186)
Unrealized Gain (Loss) on Derivative Instruments	(29,353,161)	(22,308,470)	(27,254,147)	18,125,928
Other Revenue	1,372	12,486	37,514	160,752
Total Revenues	69,784,200	60,095,613	233,844,086	229,826,206

OPERATING EXPENSES
Production Expenses	11,471,867	8,734,636	30,510,248	22,540,237
Production Taxes	9,931,345	8,092,843	25,303,805	20,829,732
General and Administrative Expense	4,164,335	9,467,711	12,068,439	18,568,696
Depletion, Depreciation, Amortization and Accretion	32,103,607	28,081,124	85,455,425	72,147,282
Total Expenses	57,671,154	54,376,314	153,337,917	134,085,947

INCOME FROM OPERATIONS	12,113,046	5,719,299	80,506,169	95,740,259

OTHER INCOME (EXPENSE)
Interest Expense, Net of Capitalization	(9,212,834)	(5,205,822)	(23,140,425)	(8,130,225)
Other (Expense) Income	(169,308)	106	(437,032)	1,206
Total Other Income (Expense)	(9,382,142)	(5,205,716)	(23,577,457)	(8,129,019)

INCOME BEFORE INCOME TAXES	2,730,904	513,583	56,928,712	87,611,240

INCOME TAX PROVISION	1,028,000	213,422	21,262,614	34,878,772

NET INCOME	$1,702,904	$300,161	$35,666,098	$52,732,468

OTHER COMPREHENSIVE INCOME NET OF TAX
Reclassification of Derivative Instruments Included in Income (Net of Tax of $39,000 for the Nine Months ended September 30, 2012)	-	-	-	62,309
Total Other Comprehensive Income	$-	$-	$-	$62,309

COMPREHENSIVE INCOME	$1,702,904	$300,161	$35,666,098	$52,794,777

Net Income Per Common Share – Basic	$0.03	$0.00	$0.57	$0.84
Net Income Per Common Share – Diluted	$0.03	$0.00	$0.56	$0.84
Weighted Average Shares Outstanding – Basic	62,426,341	62,589,256	62,750,952	62,410,110
Weighted Average Shares Outstanding – Diluted	62,758,378	62,882,673	63,142,238	62,753,241

NORTHERN OIL AND GAS, INC.
BALANCE SHEETS
SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

	September 30, 2013 (unaudited)	December 31, 2012
CURRENT ASSETS
Cash and Cash Equivalents	$11,868,598	$13,387,998
Trade Receivables	92,201,013	70,219,669
Advances to Operators	1,666,129	3,109,591
Prepaid Expenses and Other	2,160,026	1,707,089
Derivative Instruments	22,692	4,095,197
Deferred Tax Asset	10,896,000	1,695,000
Total Current Assets	118,814,458	94,214,544

PROPERTY AND EQUIPMENT
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	1,476,511,245	1,159,191,601
Unproved	85,059,046	82,926,384
Other Property and Equipment	1,567,652	3,158,224
Total Property and Equipment	1,563,137,943	1,245,276,209
Less – Accumulated Depreciation and Depletion	(247,019,968)	(162,031,493)
Total Property and Equipment, Net	1,316,117,975	1,083,244,716

DERIVATIVE INSTRUMENTS	934,545	1,763,008

DEBT ISSUANCE COSTS, NET	16,868,802	11,713,030

TOTAL ASSETS	$1,452,735,780	$1,190,935,298
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$146,468,743	$95,822,162
Accrued Expenses	3,493,161	2,454,085
Accrued Interest	13,333,333	2,180,416
Derivative Instruments	21,841,508	-
Total Current Liabilities	185,136,745	100,456,663

LONG-TERM LIABILITIES
Revolving Credit Facility	45,000,000	124,000,000
8% Senior Notes, net of accumulated amortization of bond premium of $588,496 at September 30, 2013 and $0 at December 31, 2012	509,911,504	300,000,000
Derivative Instruments	3,059,416	2,547,745
Other Noncurrent Liabilities	2,129,018	1,570,630
Deferred Tax Liability	106,634,000	76,175,000
Total Long-Term Liabilities	666,733,938	504,293,375

TOTAL LIABILITIES	851,870,683	604,750,038

COMMITMENTS AND CONTINGENCIES (NOTE 8)

STOCKHOLDERS’ EQUITY
Preferred Stock, Par Value $.001; 5,000,000 Authorized, No Shares Outstanding	-	-
Common Stock, Par Value $.001; 95,000,000 Authorized, (9/30/2013 – 61,796,675 Shares Outstanding and 12/31/2012 – 63,532,622 Shares Outstanding)	61,797	63,532
Additional Paid-In Capital	444,481,894	465,466,420
Retained Earnings	156,321,406	120,655,308
Total Stockholders’ Equity	600,865,097	586,185,260

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,452,735,780	$1,190,935,298

Reconciliation of Adjusted Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net Income	$1,702,904	$300,161	$35,666,098	$52,732,468
Add:
Unrealized (Gain) Loss on Derivative Instruments, Net of Tax	18,308,197	13,429,470	17,074,790	(10,911,928)
Severance Expense, Net of Tax (a)	-	2,954,631	-	2,954,631
Adjusted Net Income	$20,011,101	$16,684,262	$52,740,888	$44,775,171

Weighted Average Shares Outstanding – Basic	62,426,341	62,589,256	62,750,952	62,410,110
Weighted Average Shares Outstanding – Diluted	62,758,378	62,882,673	63,142,238	62,753,241

Net Income Per Common Share - Basic	$0.03	$-	$0.57	$0.84
Add:
Change due to Unrealized (Gain) Loss on Derivative Instruments, Net of Tax	0.29	0.22	0.27	(0.17)
Change due to Severance Expense, Net of Tax	-	0.05	-	0.05
Adjusted Net Income Per Common Share – Basic	$0.32	$0.27	$0.84	$0.72

Net Income Per Common Share – Diluted	$0.03	$-	$0.56	$0.84
Add:
Change due to Unrealized (Gain) Loss on Derivative Instruments, Net of Tax	0.29	0.22	0.27	(0.17)
Change due to Severance Expense, Net of Tax	-	0.05	-	0.04
Adjusted Net Income Per Common Share – Diluted	$0.32	$0.27	$0.83	$0.71
_____________
(a)
Reflects severance expense recognized in connection with the departure of the Company’s president and co-founder.  Adjusted to reflect related tax benefit of $(1,954,000) for the three and nine months ended September 30, 2012, respectively.

Reconciliation of Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net Income	$1,702,904	$300,161	$35,666,098	$52,732,468
Add:
Interest Expense	9,212,834	5,205,822	23,140,425	8,130,225
Income Tax Provision	1,028,000	213,422	21,262,614	34,878,772
Depreciation, Depletion, Amortization, and Accretion	32,103,607	28,081,124	85,455,425	72,147,282
Non-Cash Share Based Compensation	1,239,623	6,998,765	3,547,493	11,295,664
Unrealized (Gain) Loss on Derivative Instruments	29,353,161	22,308,470	27,254,147	(18,125,928)
Adjusted EBITDA	$74,640,129	$63,107,764	$196,326,202	$161,058,483